Exhibit 10.6

HOME FEDERAL SAVINGS & LOAN ASSOCIATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

(As Amended and Restated Effective as June 1, 2023)

Home Federal Savings and Loan Association of Grand Island , Nebraska (hereinafter the “Employer”), does hereby amend and restate the Supplemental Retirement Income Plan, originally effective May 1, 1983, and amended and restated in its entirety effective as of June 1, 2023.

ARTICLE I

Participation

1.1 “Continuous Service” shall mean and include the period since the date on which an employee becomes a Participant in this Plan and since which there has been no Separation from Service by the Employer and no loss of qualification as an eligible employee.

1.2 “Participant” as used in this Plan is the employee designated by the Employer and as listed under Section 2.2 herein, or as hereinafter amended.

1.3 Eligibility. The Participant designated in paragraph 1.2 shall start to accrue benefits from the later of (i) May 1, 1983, or (ii) May 1st nearest to the date on which they were designated as a Participant.

1.4 Change of Status. If the Participant is not eligible for retirement under Section 2.2 or early retirement under Section 2.3 of this Plan and his/her service with the Employer has been terminated, the Participant shall cease to be a participating employee as of the Participant’s Separation from Service. A terminated employee who is later rehired by the Employer or becomes again an eligible employee, shall be deemed to be a new employee for all purposes under this Plan, and his/her previous periods of service shall be disregarded in determining the period of his/her continuous service hereunder.

1.5 Separation from Service. For purposes of this Plan, the term “Separation from Service” means the Participant’s termination of employment with the Employer within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which the Participant performed services for the Employer). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.6 Specified Employee. For purposes of this Plan, the term “Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof). In the event the Participant is a Specified Employee, no distribution shall be made to the Participant upon Separation from Service (other than due to death or disability) prior to the date which is six (6) months following Separation from Service.

ARTICLE II

Benefits

2.1 Funding Policy. To receive benefits pursuant to this Plan, the Participant, if under age 60 when first eligible, must agree to the Employer’s ownership of life insurance and/or annuity contracts issued on the life of the Participant. The Employer will be the beneficiary of all policies.

2.2 Retirement Income. If a Participant incurs a Separation from Service (other than for cause, as determined in accordance with the Employer’s policies) on or after attaining age 65, the Employer shall provide the following annual retirement benefit, payable in 120 equal monthly installments, beginning at the end of the month following the date of the Separation from Service:

Participant	Annual Retirement Income
Lisa Harris	$14,700

2.3 Early Retirement. If the Participant incurs a Separation from Service prior to attaining age, but after attaining age of 55 and completing ten years of Continuous Service, the Participant will receive a reduced benefit commencing on the first of the month following the date the Participant attains age 65.

The reduced benefit to which a Participant shall be entitled under this Section 2.3 shall be equal to the normal retirement benefit multiplied by a fraction consisting of the number of years of Continuous Service over the number of years of participation had the employee worked continuously until age 65. The Participant may elect, at the time of being designated a Participant, to have benefits begin immediately after a Separation from Service pursuant to this Section 2.3. If such an election is made, the earned benefit amount will be actuarially reduced based upon annual interest at 5%.

2.4 Source of Funding. The Employer shall pay the entire amount of the retirement benefits to the retired Participant or the designated beneficiary in the event of the Participant’s death. Payments shall be made directly from the general assets of the Employer. The annual amounts of retirement income will be paid in monthly installments.

2.5 Death of Active Participant. The beneficiary of a Participant whose death occurs prior to retirement will be paid one-twelfth of the annual retirement income to which the Participant would have been entitled for a period of 180 months following such Participant’s death.

2.6 Death of Retired Participant. If a Participant is receiving income under the terms of this Plan, or has completed all requirements, and dies prior to the receipt of all of the installments, such installments as remain unpaid shall be continued to the beneficiary designated in writing by the Participant. Such designation shall be made in a form satisfactory to the Plan Administrator and may be revoked or changed by filing written notice. If a Participant fails to designate a beneficiary, or if all designated beneficiaries shall have predeceased the Participant, the remaining payments shall be made to the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.7 Nonassignability of Retirement, or Death Benefits. A Participant or his/her beneficiary cannot commute, encumber, transfer, assign, sell or otherwise dispose of his/her right to receive the income payments provided by this Plan.

ARTICLE III

Termination and Amendments

3.1 Amendments. The Employer may, by appropriate resolution of the Board of Directors, amend this Plan in any particular, provided, that no amendment shall have the effect to reduce an accrued benefit provided under this Plan without the written consent of the Participant.

3.2 Termination.

(a)

Partial Termination. The Employer, at its discretion, may partially terminate the Plan by freezing future accruals if, in its sole judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Employer.

(b)

Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate, and the Employer shall pay out to the Participant his/her benefits as if the Participant had terminated employment as of the effective date of the complete termination. A complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)

The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the benefit is included in the Participant’s (or his/her beneficiary’s)

gross income (and paid to the Participant or his/her beneficiary) in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)

The Employer may terminate the Plan by Board of Directors action taken within the 30 days preceding or 12 months following a Change in Control (as defined for purposes of Code Section 409A), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)

The Employer may terminate the Plan at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Employer, (ii) all arrangements sponsored by the Employer that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangement (e.g., the Participant’s benefit); (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE IV

Plan Administration

4.1 Named Fiduciary. The Plan Administration shall be designated by the Board of Directors of the Employer and shall act until a successor is appointed. The Plan Administrator shall be the Named Fiduciary.

4.2 Powers and Duties. The Plan Administrator shall have the primary responsibility for the administration and operation of the Plan and shall have all powers necessary to carry out the provisions of the Plan, including the following:

5.	To determine all questions arising in the administration, interpretation and application of the Plan.

b. To determine the eligibility and class of each employee for participation in the Plan.

c. To set down uniform and nondiscriminatory rules of interpretation and administration which may be modified from time to time in light of the Plan Administrator’s experience.

d. To publish and file or cause to be published and filed or disclosed all reports and disclosures required by federal or state law.

4.3 Records and Reports. The Plan Administrator shall keep a record of all its proceedings and acts, and shall keep all such books of accounts, records and other data as may be necessary for the proper administration of the Plan. The Plan Administrator shall maintain records with respect to each Participant sufficient to determine the benefits due or which may become due to such Participant. The Plan Administrator shall report to each Participant with respect to benefits due or which may become due if such Participant requests such a report or terminates his/her participation.

4.4 Payment of Expenses. The Plan Administrator shall serve without compensation for his/her services, but all expenses of the Plan Administrator shall be paid by the Employer.

4.5 Indemnity of Plan Administrator. The Employer shall indemnify the Plan Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when the same is determined to be due to the gross negligence or willful misconduct of the Plan Administrator.

ARTICLE V

Claims Procedure

5.1 Claim. If any employee is denied participation or a Participant or his/her designated beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected plan benefit for any reason, he or she may file a claim with the Plan Administrator. The Plan Administrator shall notify the Claimant within 60 days of allowance or denial of the claim. The notice shall be in writing, sent by mail to Claimant’s last known address, and must contain the following information:

a. The specific reasons for the denial;

b. Specific reference to pertinent Plan provisions on which the denial is based;

c. If applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and an explanation of the claims review procedure.

5.2 Review Procedure

a. A Claimant is entitled to request a review of any denial of his/her claim by the Plan Administrator. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his/her representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing.

b. If the request for review by a Claimant concerns the interpretation and application of the provisions of this Plan and the Employer’s obligations, then the Board of Directors of the Employer shall review the claim and render the final decision.

5.3 Within 60 days of mailing of a request for review, the Board of Directors of the Employer shall allow or deny the claim. The decision shall be made in writing to the Claimant. The decision shall recite the facts and reasons for denial, with specific reference to the pertinent Plan provisions.

ARTICLE VI

Miscellaneous

6.1 Employment Obligations. The establishment of this Plan shall not be construed as creating any contract of employment between the Employer and the employee. Nothing herein contained shall give any employee the right to inspect the books of the Employer or to interfere with the right of the Employer to discharge any employee or the right of an employee to terminate his/her employment at any time.

6.2 Conflicts of Law. Expect as preempted by Federal Law, all matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with the laws of the State of Nebraska.

6.3 12 U.S.C. §1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

[signature page follows]

Executed by the following and effective on the day and date first above written.

EMPLOYER
HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF GRAND ISLAND

By	/s/ Steven D. Kunzman
For the Employer

EXECUTIVE Lisa A. Harris

Dated            June 1, 2023